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EXHIBIT A-1

E.ON AG

Capitalization at June 30, 2005

	Dollars* (Millions)	Percentage
Short-Term Debt	9,345	13.0%
Long-Term Debt (including current maturities)	13,138	18.3%
Common Equity**	49,258	68.7%

Total	71,741	100.0%

*
Converted at $1.2092 per EUR 1.0000 (exchange rate at 6/30/05)

**
Common equity includes common stock (i.e., amounts received equal to the par or stated value of the common stock), additional paid-in capital, retained earnings and minority interests.

A-1

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EXHIBIT A-1 E.ON AG